Exhibit 4.30
Univision Communications Inc.
5999 Center Drive
Los Angeles, California 90045
Televisa S.A. de C.V.
Av. Vasco de Quiroga, 2000
Edificio A, Piso 4
Col. Zedec Santa Fe
01210 Mexico, Distrito Federal
Re: Sales Agency Agreement, IPRA Amendment and Side Letter
Ladies and Gentlemen:
This agreement (this “Agreement”) is entered by and among (a) Televisa, S.A. de C.V. (“Televisa”); (b) Grupo Televisa, S.A.B. (“Grupo Televisa”); and (c) Univision Communications Inc. (“Univision”), with reference to (i) that certain 2011 International Sales Agency Agreement, dated December 20, 2010, between Univision and Televisa (“Sales Agency Agreement”); (ii) that certain Amendment to International Program Rights Agreement, dated December 20, 2010, between Univision and Grupo Televisa (“IPRA Amendment”); and (iii) that certain side letter agreement re: Televisa Editing and Dubbing Appointee, dated December 20, 2010, between Univision and Televisa (“Side Letter”).
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. References to Agreements under Sales Agency Agreement, IPRA Amendment and Side Letter. The parties acknowledge and agree that unless the context otherwise clearly requires, any definition of or reference to any agreement, instrument or other document under the Sales Agency Agreement, IPRA Amendment (other than references to the Existing IPRA under the IPRA Amendment) or Side Letter shall be construed as referring to such agreement, instrument or other document as it may be from time to time amended, supplemented or otherwise modified (subject to any restrictions on, or requirements with respect to, such amendments, supplements or modification set forth therein or in the Sales Agency Agreement, IPRA Amendment or Side Letter (as applicable)).
2. Effect on Sales Agency Agreement, IPRA Amendment and Side Letter. Subject to the foregoing, the Sales Agency Agreement, IPRA Amendment and Side Letter shall remain in full force and effect in accordance with their terms.
3. Miscellaneous. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of this Agreement by facsimile or electronic (i.e., PDF) transmission shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on February 28, 2011.

UNIVISION COMMUNICATIONS INC.
By:	/s/ Andrew W. Hobson
	Name:	Andrew W. Hobson
	Title:	Senior Executive Vice President
Accepted and Agreed:
TELEVISA, S.A. DE C.V.

By:	/s/ Salvi Rafael Folch Viadero
Name: Salvi Rafael Folch Viadero
Title: Attorney-in-Fact

By:	/s/ Joaquín Balcárcel Santa Cruz
Name: Joaquín Balcárcel Santa Cruz
Title: Attorney-in-Fact
GRUPO TELEVISA, S.A.B.

By:	/s/ Salvi Rafael Folch Viadero
Name: Salvi Rafael Folch Viadero
Title: Attorney-in-Fact

By:	/s/ Joaquín Balcárcel Santa Cruz
Name: Joaquín Balcárcel Santa Cruz
Title: Attorney-in-Fact